Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Forms S-8 (File No. 333-174907, File No. 333-151883, File No. 333-143673, File No. 333-116436, File No. 333-56741, File No. 333-91408, File No. 333-106390, File No. 333-39946, and File No. 033-76640) of our report dated March 4, 2022, with respect to the consolidated financial statements of DAS Medical Holdings, LLC and Subsidiaries, as of December 31, 2020 and for the year then ended, included in this Current Report on Form 8-K/A of UFP Technologies, Inc.

/s/ WINDHAM BRANNON, LLC

Atlanta, Georgia

March 10, 2022